EXHIBIT 10.1

50 WEST 23rd STREET NEW YORK, NY 10010

TELEPHONE: 212-807-9060 FAX: 212-590-6500

May 1, 2013

Mr. Walter Killough

6 Garden Court

Mahwah, NJ 07430

Re: Employment Agreement dated as of December 2, 2008 between

dELiA*s, Inc. and Walter Killough, as amended (the “Agreement”)

Dear Walter:

As discussed with the Board of Directors, the purpose of this letter agreement is to extend the Transition Period and address related matters. This constitutes the Fifth Amendment to the Agreement (this “Amendment”). Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

1.	Executive and the Company mutually agree that the Transition Period is hereby extended to August 2, 2013 and Executive shall continue to serve as the Company’s Chief Executive Officer during such period.

2.	Base Salary shall continue to be paid to Executive until August 2, 2013 in accordance with Section 4 of the Agreement. The payments specified in Section 5 of the Third Amendment to the Agreement shall cease as of May 3, 2013.

3.	On the date hereof, subject to the terms and conditions of the Amended and Restated 2005 Stock Incentive Plan, Executive shall receive a grant of 200,000 stock options. Such stock options shall vest in four (4) equal annual installments on each of the first four (4) anniversaries of the date hereof.

4.	On the date hereof, subject to the terms and conditions of the Amended and Restated 2005 Stock Incentive Plan, Executive shall receive a restricted stock grant of 100,000 shares of the Company’s common stock which restrictions shall lapse in four (4) equal annual installments on each of the first four (4) anniversaries of the date hereof.

5.	If Executive voluntarily terminates employment with the Company on August 2, 2013, then Executive shall receive (a) his Base Salary in effect on such date, less applicable withholdings for the three (3) month period commencing August 3, 2013 to be paid ratably in accordance with the Company’s standard payroll cycle and (b) 50,000 stock options shall vest as of August 2, 2013 with the right to exercise such stock options for the one (1) year period commencing August 2, 2013 and other unvested options shall be cancelled. In addition, as of August 2, 2013 all shares of restricted stock will be cancelled. If Executive voluntarily terminates employment with the Company prior to August 2, 2013, Executive shall not be entitled to the above items set forth in this Section 5.

6.	If Company involuntarily terminates Executive’s employment with the Company on or before August 2, 2013, then Executive shall receive (a) his Base Salary in effect on such date, less applicable withholdings for the six (6) month period commencing August 3, 2013 to be paid ratably in accordance with the Company’s standard payroll cycle and (b) 100,000 stock options shall vest as of August 2, 2013 with the right to exercise such stock options for the one (1) year period commencing August 2, 2013 and other unvested options shall be cancelled. In addition, as of the termination date under this Section 6 all shares of restricted stock will be cancelled.

50 WEST 23rd STREET NEW YORK, NY 10010

TELEPHONE: 212-807-9060 FAX: 212-590-6500

Except as amended by this Amendment, the Agreement shall remain in full force and effect without modification.

dELiA*s, Inc.

By:	/s/ Carter S. Evans
Carter S. Evans, Chairman

Accepted and Agreed:

/s/ Walter Killough
Walter Killough